Exhibit 99.1
CVR Partners Declares Third Quarter Distribution of 57.2 Cents
SUGAR LAND, Texas (Oct. 27, 2011) – CVR Partners, LP (NYSE: UAN), a master limited partnership and manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, announced today declaration of a cash distribution of 57.2 cents per common unit for the third quarter of 2011.
The distribution will be paid Nov. 14, 2011, to unit holders of record on Nov. 7, 2011.
Set by the board of CVR GP, LLC, the general partner of CVR Partners, this is the second such distribution announced by the partnership since it began trading on the New York Stock Exchange on April 8 this year. CVR Partners today also reaffirmed its previous distribution guidance of $1.92 for the twelve months ending March 31, 2012, as reported in its prospectus dated April 7, 2011, in connection with its initial public offering.
CVR Partners previously announced that it will release its third quarter 2011 results on Monday, Oct. 31, after the close of New York Stock Exchange trading. Chief Executive Officer Byron Kelley and other executives then will host a teleconference call for analysts and investors on Tuesday, Nov. 1, at 10 a.m. Eastern time.
The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=82796. For investors or analysts who want to participate during the call, the dial-in number is (877) 869-3847. For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=82796.
CVR Partners’ third quarter earnings news release will be distributed via PR Newswire and posted at www.CVRPartners.com.
This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
The information contained in this news release includes forward-looking statements based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. You are cautioned not to put undue reliance on such forward-looking statements (including forecasts and projections regarding our future performance) because actual results may vary materially from those expressed or implied as a result of various factors, including, but not limited to those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the CVR Partners, LP Prospectus and any other filings CVR Partners, LP makes with the Securities and Exchange Commission. CVR Partners, LP assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 2,025 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:
Investor Relations:	Media Relations:
Jay Finks	Angie Dasbach
281-207-3588	913-982-0482
InvestorRelations@CVRPartners.com	MediaRelations@CVRPartners.com